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                                                                    EXHIBIT 99.4

                            UNIVERSAL SELF CARE, INC.

                         1992 EMPLOYEE STOCK OPTION PLAN

                                 Amendment No. I


         Pursuant to Article XI, the Plan is hereby amended, effective June 28, 2000, as follows:

         1. The Plan is amended by deleting all references to the "Universal Self Care, Inc. 1992 Employee Stock Option Plan" and substituting in its place the "TekInsight.Com, Inc. 1992 Employee Stock Option Plan". The Plan is further amended by deleting all references to "Universal Self Care, Inc." and substituting in its place "TekInsight.Com, Inc".

         2. Section 5(a) is amended by deleting the first sentence and substituting in its place the following:

         "The aggregate number of shares with respect to which Options may be granted under this Plan shall not exceed in the aggregate 2,000,000 shares."

         3. Section 9 is amended by deleting the second sentence and substituting in its place the following:

         "The terms, provisions and benefits to Optionees of such substitute Options shall in all respects be identical to the terms, provisions and benefits to Optionees of the options of the other corporation on the date of substitution, except that such substitute Options shall provide for the purchase of shares of Company Stock, instead of shares of such other corporation; provided, however, that such substitute Options may have different terms, provisions or benefits than the options previously held by such Optionees in the other corporation as may be contained in any merger, consolidation or acquisition agreement or other similar agreement contractually binding the Company to assume such options in the other corporation."
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         IN WITNESS WHEREOF, TekInsight.Com, Inc. has caused its duly authorized officer to execute this amendment on its behalf this ____ day of June 28, 2000.

                                           TekInsight.COM, Inc.

                                            By:____________________________


                                            Title:_________________________